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                                                                    EXHIBIT 12.1

                           TELEX COMMUNICATIONS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (dollars in millions)

                                                                                                      ELEVEN-MONTHS   ONE MONTH
                                                          FISCAL YEAR ENDED DECEMBER 31,                  ENDED         ENDED
                                                ----------------------------------------------------   NOVEMBER 30,   DECEMBER 31,
                                                   1999          2000          2001          2002         2003           2003
                                                ----------    ----------    ----------    ----------  -------------   ------------

(LOSS) INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING       $    (18.4)   $    (15.8)   $     63.7    $      2.4   $     (2.5)    $      0.6

ADD BACK:  FIXED CHARGES AS
  DISCLOSED BELOW                                     37.5          39.4          39.3          27.6         27.9            1.5

EARNINGS AS ADJUSTED                                  19.1          23.6         103.0          30.0         25.4            2.1

COMPUTATION OF FIXED CHARGES
  Interest expense                                    36.7          38.4          38.2          26.5         26.9            1.4
  Portion of rent expense representative
of interest factor                                     0.8           1.0           1.1           1.1          1.0            0.1
      Total fixed charges                             37.5          39.4          39.3          27.6         27.9            1.5

Earnings (deficiency) to fixed charges               (18.4)        (15.8)         63.7           2.4         (2.5)           0.6

Ratio of earnings to fixed charges                      --            --          2.62          1.09           --            1.4
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